UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 27, 2016 (July 27, 2016)

Freshpet, Inc.

(Exact Name of Registrant As Specified In Its Charter)

Delaware	001-36729	20-1884894
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Plaza Drive, 1st Floor

Secaucus, New Jersey 07094

(Address of Principal Executive Offices, including Zip Code)

(201) 520-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if this Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of William B. Cyr as Chief Executive Officer and Director

On July 27, 2016, the Board of Directors (the “Board”) of Freshpet, Inc. (the “Company” or “Freshpet”) appointed William B. Cyr as its Chief Executive Officer, effective September 6, 2016. The Company also expects that Mr. Cyr will join the Company’s Board at that time.

Before assuming his role at Freshpet, Mr. Cyr, age 53, served as President and Chief Executive Officer of Sunny Delight Beverages Co. (“SDBC”) from August 2004 to February 2016. Prior to joining SDBC, Mr. Cyr spent 19 years at Procter & Gamble, where he ultimately served as the Vice President and General Manager of the North American Juice Business and Global Nutritional Beverages. During his time as President and Chief Executive Officer of SDBC, Mr. Cyr served as a Board and Executive Committee Member of the Grocery Manufacturers Association, a position he held since 2002. Additionally, he has been a member of the Board of Directors of American Beverage Association since 2007 and on the Executive Committee since 2012. Mr. Cyr holds an A.B. from Princeton University.

Employment Agreement with Mr. Cyr

On July 27, 2016, the Company and Mr. Cyr entered into an employment agreement (the “Employment Agreement”), which will become effective on September 6, 2016 (the “Effective Date”) and continue until the first anniversary of the Effective Date, subject to automatic extensions for successive one-year terms unless earlier terminated by either party pursuant to the terms of the Employment Agreement (the “Employment Period”). During the Employment Period and so long as he remains the Company’s Chief Executive Officer, the Company has agreed to nominate Mr. Cyr for election or re-election to serve as a member of the Board.

Pursuant to the Employment Agreement, Mr. Cyr will be entitled to receive an annual base salary of $600,000, which amount will be subject to annual review by the Board. Upon the achievement of certain performance goals established by the Board (or a committee thereof), Mr. Cyr will be eligible to participate in any annual cash bonus plan established by the Board (or a committee thereof), with an annual target bonus opportunity of at least 75% of his then-base salary. The Company has also agreed to pay for certain of Mr. Cyr’s relocation expenses, up to $35,000. Mr. Cyr will not receive any compensation for his service on the Board.

If Mr. Cyr’s employment is terminated by Mr. Cyr for “good reason” or by the Company without “cause” (in each case as defined in the Employment Agreement), Mr. Cyr will be entitled to an amount equal to one and one-half times the sum of his then-base salary and target bonus (to be paid out over the 18 months following his termination date), and any accrued but unpaid benefits (including any earned but unpaid annual bonus relating to the prior calendar year). The Company has also agreed to pay certain healthcare premiums in certain circumstances following such an event. As a condition to the Company’s obligation to pay Mr. Cyr’s severance, he would be required (except under limited circumstances) to execute and deliver a general release within 60 days following the date of his termination.

Should Mr. Cyr resign or otherwise voluntarily terminate his employment other than for “good reason” (as defined in the Employment Agreement) during the term of the Employment Agreement or if his employment is terminated by the Company with “cause” (as defined in the Employment Agreement), Mr. Cyr would be entitled to only his then-base salary and other non-forfeitable, vested benefits that have accrued but not yet been paid as of the date of such resignation or termination.

The Employment Agreement requires Mr. Cyr to not disclose the Company’s confidential information during his employment term and thereafter and includes non-compete and non-solicitation agreements customary for agreements of this type, which cover his term of employment and the following 24 months. The Company has agreed to indemnify Mr. Cyr to the fullest extent permitted by law in connection with his employment with the Company.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Employment Agreement.

On July 27, 2016, the Company issued a press release announcing Mr. Cyr’s appointment as Chief Executive Officer. A copy of the press release is filed herewith as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRESHPET, INC.

Date: July 27, 2016	By:	/s/ Richard Kassar
	Name:	Richard Kassar
	Title	Chief Financial Officer